[LOGO]

NEWS

FOR IMMEDIATE RELEASE

SBA COMMUNICATIONS CORPORATION LOWERS THIRD QUARTER
EBITDA GUIDANCE, REAFFIRMS REVENUE GUIDANCE,
SETS DATE FOR THIRD QUARTER RELEASE

SBA COMMUNICATIONS CORPORATION (NASDAQ: SBAC); BOCA RATON, FLORIDA,
FRIDAY, OCTOBER 4, 2002

Citing a weaker environment for wireless carrier capital expenditures, SBA Communications Corporation (“SBA” or the “Company”) announced that it is lowering third quarter 2002 EBITDA guidance to $18.5—$20.0 million, from its prior guidance of $21.0—$23.0 million. Of the difference, approximately $2 million is expected to result from lower services gross profit, reflecting lower services revenue and margin than anticipated. In addition, cost of leasing revenues is expected to be approximately $1 million higher than anticipated, reflecting primarily increased costs for property taxes and maintenance. EBITDA is defined as earnings before interest, taxes, depreciation, amortization, non-cash charges, and unusual or non-recurring expenses. Excluded from anticipated third quarter 2002 EBITDA is an expected net restructuring expense of approximately $1.5 million related primarily to the cost of abandoning certain new tower build projects and additional employee layoffs and office closings that SBA implemented in the third quarter. SBA reaffirms total revenue guidance for the third quarter of at least $65.0 million, but expects total revenue to be below second quarter 2002 total revenue of $69.6 million. Sequentially, third quarter increases in leasing revenue are anticipated to be offset by a greater decline in services revenue. Net loss per share for the third quarter is now expected to be $.60 to $.70.

Financial results meeting the new guidance set forth above would satisfy all financial covenants applicable to any indebtedness of SBA as of September 30, 2002. At September 30, 2002, SBA had net debt of approximately $963 million, including cash and cash equivalents of approximately $42 million and senior bank debt of $248 million.

In the third quarter, SBA added annualized gross leasing revenue of approximately $4,700 per tower (.26 on a broadband equivalent basis). The Company built 23 towers in the quarter, ending the period with 3,875 towers, and was working on an additional 23 new tower build projects all or substantially all of which are expected to be completed in the fourth quarter.

“While carrier activity certainly continues, at this time we do not believe that wireless carrier capital expenditures will meet our prior expectations for the second half of 2002 in either the leasing or the services areas,” commented Jeffrey A. Stoops, SBA’s President and Chief Executive Officer. “In fact, activity declined from the second quarter to the third quarter, as customer projects were delayed and, in some cases, halted mid-stream. The services work that we did secure produced lower margins than anticipated, as competition remains strong for the work that is available. We expect continued weakness in wireless carrier capital expenditures through at least the end of 2002.

“We remain focused on working through the current business climate. Throughout the quarter we continued to reduce our overhead cost structure and our capital expenditures, and we ended the quarter with a strong cash position. Although the picture for improved wireless carrier capital expenditures remains unclear, our goals remain the same: maintain liquidity, cut expenses, attain positive free cash flow and produce year over year growth. We believe we continue to make progress on those goals.

In light of the changes in both expected third quarter financial results and the environment for wireless carrier capital expenditures, the Company is reviewing its full year financial guidance and will update such guidance on or before its conference call to discuss third quarter results.

SBA will release its third quarter results on Tuesday, November 5, 2002, in a press release scheduled for approximately 4:30 p.m. EST. SBA will host a conference call on Wednesday, November 6, 2002, to discuss these results. The call may be accessed as follows:

When:	Wednesday, November 6, 2002 at 10:00 a.m.
Dial in Number:	800-851-3058
Conference call name:	SBA 2002 Third Quarter Results
Replay:	November 6, 2002 at 5:00 p.m. until November 20, at 11:59 p.m.
Replay number:	800-642-1687
Conference ID #:	5951180
Internet access:	www.sbasite.com

SBA is a leading independent owner and operator of wireless communication infrastructure in the United States. SBA generates revenue from two primary businesses—site leasing and site development services. The primary focus of the company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. Since it was founded in 1989, SBA has participated in the development of over 20,000 antenna sites in the United States.

For additional information about SBA, please contact Pamela J. Kline, Vice President, Capital Markets at (561) 995-7670.

This press release includes forward looking statements, including statements regarding (i) the Company’s future guidance for its third quarter financial results, including its expectations regarding its leasing revenue, services revenue and gross profit, total revenues, and EBITDA, (ii) the amount of additional net restructuring expenses, (iii) the Company’s compliance, as of September 30, 2002, with its financial covenants under the agreements governing its indebtedness, (iv) the completion of the pending new tower builds in the fourth quarter, (v) the expected continued weakness in carrier capital expenditures and (vi) the ability of the Company to maintain its liquidity position, to reduce expenses, to attain positive free cash flow and produce year over year growth. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on March 21, 2002. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s future financial performance and guidance, the Company’s ability to maintain liquidity, to reduce expenses and to attain positive free cash flow, such factors include, but are not limited to (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures, (2) the Company’s ability to retain current lessees on towers, (3) the Company’s ability to secure and deliver anticipated services business at contemplated margins, (4) the Company’s ability to secure as many site leasing tenants as planned at anticipated lease rates, (5) the Company’s ability to expand its site leasing business, (6) the Company’s ability to continue to comply with covenants and the terms of its senior credit facility, as amended, (7) the business climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular, and (8) the continued dependence on towers and outsourced site development services by the wireless communications industry. With respect to the statement regarding the completion of the pending new towers, such factors would include the Company’s ability to successfully address zoning issues, carrier design changes, changing local market conditions and the impact of adverse weather conditions. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.